NEWS RELEASE

ProAssurance Named to Ward’s 50 for the Seventh Straight Year

BIRMINGHAM, AL‒PRNewswire‒July 17, 201‒ProAssurance Corporation (NYSE:PRA) has been named to the prestigious Ward’s 50 for the seventh consecutive year.

The Ward Group annually selects America’s top 50 property-casualty insurance companies based on financial stability, asset quality and capital position, revenue growth, underwriting results and financial returns. Working with a universe of more than 3,000 property-casualty insurers, Ward’s used demanding, and objective criteria to rate financial performance from 2008 to 2012. Companies that pass initial screening are then subjected to a further quantitative operational evaluation, which results in 50 companies being selected as the best of the best.

ProAssurance’s Chief Executive Officer, W. Stancil Starnes, said, “Being named to the Ward’s 50 is a singular recognition of the outstanding financial performance that creates solid security for ProAssurance’s policyholders and generates meaningful value for our investors.” Starnes also highlighted the dedication required to maintain such a consistently high level of excellence. He said, “Being included in this esteemed list for seven straight years recognizes our employees’ enduring commitment to the principles of “Treated Fairly,” our corporate touchstone. Being guided by that commitment ensures that we deliver an insurance product and a customer experience that is unsurpassed in our industry.”

Again this year, the Ward’s 50 companies solidly outperformed the remainder of the property-casualty industry during the five-year measuring period. The 2013 Ward’s 50 companies achieved an average combined ratio that was almost ten points lower than the industry (94.6% vs. 104.2%). The average Return on Equity for this year’s Ward’s 50 was 9.9%, which was five points higher than the property casualty industry and the average growth in Policyholder Surplus or Shareholder’s Equity for the 2013 Ward’s 50 was 11.2%, more than five points higher than the industry.

About ProAssurance

ProAssurance Corporation is an industry-leading specialty insurance company with extensive expertise in medical professional liability, products liability for life sciences and the medical technology industry and legal professional liability. ProAssurance is recognized as one of the top performing insurance companies in America by virtue of our inclusion in the Ward’s 50 for the past seven years and is consistently ranked as a top performing property casualty insurer in Moody’s Yearly Statistical Handbook. ProAssurance Group is rated “A+” (Superior) by A.M. Best and ProAssurance is rated “A” (Strong) by Fitch Ratings.

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